Exhibit 10.2
ISABELLA BANK CORPORATION
AND RELATED COMPANIES
DEFERRED COMPENSATION PLAN
FOR DIRECTORS
July 1, 2008

ISABELLA BANK CORPORATION
AND RELATED COMPANIES
DEFERRED COMPENSATION PLAN
FOR DIRECTORS
     Isabella Bank Corporation (AIsabella@) has established a nonqualified plan of deferred compensation benefits for participating Directors effective January 1, 2006, pursuant to Section 409A of the Internal Revenue Code. The Plan is intended to postpone taxation of such deferred compensation benefits until those benefits are paid to the Directors as provided in the Plan. The Plan has been restated and the provisions of the restated Plan shall be effective on and after July 1, 2008, unless otherwise provided herein.
     Section 1. Purpose.
     The Plan is intended to provide participating Directors with the opportunity to have the payment and the related taxation of compensation postponed as set forth in the Plan, in order to reward the individuals who contribute to the success of the Company.
     Section 2. Definitions.
     The following words and phrases shall, when used in this Plan, have the following respective meanings unless their context clearly indicates otherwise:
     2.01 Administrator or Plan Administrator means Isabella which may, from time to time in its sole discretion, appoint a person or persons to assist in the administration of the Plan.
     2.02 Beneficiary means the person(s) or entity designated by Participant to receive any undistributed deferred compensation benefits which become payable in the event of Participant’s death.
     2.03 Board of Directors means Company’s governing body according to law and Company’s governing documents.
     2.04 Change of Control means a sale which results in a change in the ownership of Company, a change in the effective control of Company, or a change in the ownership of a substantial portion of Company=s assets. The change shall not be deemed a AChange of Control@ for purposes of this Plan unless the change (whether made in a single transaction or in successive multiple transactions) effectively transfers the controlling interest of the Company to an unrelated third party(ies) (as defined under the attribution rules of Code Sections 318 and 414) and said change results in the unrelated third party(ies) owning more than fifty percent (50%) of the fair market value or the total voting power of the stock of the Company. In addition to the foregoing, the Change of Control must satisfy the provisions of Q & A-11 through 14 of IRS Notice 2005-1 and IRS Reg. 1.409A-3(i)(5) and subsequent guidance.
     2.05 Claimant means a Participant or a Beneficiary who files a claim for benefits under Section 16 below.

     2.06 Code means the Internal Revenue Code of 1986, as amended.
     2.07 Committee or Administrative Committee means the committee described in Section 15.
     2.08 Company means Isabella Bank Corporation and Isabella Bank or their respective successor or successors, and any other entity whose Board of Directors authorizes participation in this Plan where Isabella by its Board of Directors has approved such participation.
     2.09 Deferred Compensation Account means the bookkeeping account maintained on behalf of Participant to record Company contributions made pursuant to Section 4.01.
     2.10 Director means any elected or appointed member of the Board of Directors of the Company, without regard to said member’s status as an employee of the Company. This Section 2.10 shall be effective January 1, 2006.
     2.11 Disability means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable or physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     2.12 Disability Retirement Date means the date of Participant=s separation from service as a Director of the Company on account of Participant=s Disability.
     2.13 Distribution Event means a distributable event as set forth in Section 6 below.
     2.14 Effective Date means July 1, 2008, the date on which the provisions of this restated Plan became effective.
     2.15 Final Valuation Date means the Valuation Date immediately following the date of the Distribution Event.
     2.16 Normal Retirement Age means Participant=s attainment of age 70.
     2.17 Normal Retirement Date means the date Participant attains Normal Retirement Age, without regard to Participant=s continued service as a Director of the Company.
     2.18 Participant means any Director of the Company who (1) is receiving a Director=s salary, retainer or board fees, and (2) has elected to participate in the Plan by providing written notice of said participation to the Company, in the form prescribed by the Company.
     2.19 Payment Date means the first day of the first month after the Valuation Date that immediately follows the earliest Distribution Event; provided, however, in the case of a distribution to a Participant who is a “key employee” (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) on account of the Participant’s Severance From Service, Payment Date means the first day of the seventh month after the Valuation Date that immediately follows the Distribution Event.
     2.20 Plan means the Isabella Bank Corporation and Related Companies Deferred Compensation Plan for Directors, as amended from time to time.
     2.21 Plan Year means the consecutive 12-month period beginning on January 1 and ending on December 31.
     2.22 Retirement means with respect to a Participant, separation from service with all participating Companies for any reason other than death or Disability on or after the attainment of Normal Retirement Age.
     2.23 Severance From Service means the date on which the Participant has severed from service with the Company and all participating Companies for any reason other than Retirement, death or Disability. Whether a person has severed from service with the Company for purposes of this Plan is based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipate that either: (i) the Participant will perform no further services after the specified severance date; or (ii) the level of bona fide services that the Participant would perform for the Company after the specified severance date was permanently decreased to not more than 20% of the average level of bona fide services performed over the consecutive 36-month period that immediately precedes the specified severance date or, if the Participant has been providing services to the Company for less than 36 months, then over the full period during which the Participant provided services to the Company.
     2.24 Similar Arrangement means an agreement, method, program or other arrangement sponsored by the Company with respect to which deferrals are treated as having been deferred under a single plan under IRS Reg. 1.409A-1(c)(2).
     2.25 Stock Account means the bookkeeping account maintained on behalf of Participant to record Company contributions made pursuant to Section 4.02.
     2.26 Unforeseeable Financial Emergency means an unforeseeable emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant=s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, (ii) a loss of the Participant=s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee, in accordance with applicable law.
     2.27 Valuation Dates means March 1, June 1, September 1 and December 1.

     Section 3. Enrollment/Establishment of Accounts.
     3.01 Enrollment. As a condition to participation, each Director who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee an election form and a Beneficiary designation form, prior to the first day of such Plan Year, or such other earlier deadline as may be established by the Committee in its sole discretion. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.
     3.02 Initial Participation. A Director who first becomes eligible to participate in this Plan after the first day of a Plan Year may become a Participant by submitting a completed enrollment form to the Committee within thirty (30) days after the date the Director first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year. Such person=s participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to this Section 3.02 and such person shall not be permitted to defer under this Plan any portion of his Director’s salary, retainer or fees that are paid with respect to services performed prior to his participation commencement date, except to the extent permissible under Code Section 409A and related Treasury guidance or Regulations.
     3.03 Annual Enrollment. Each eligible Director who elects to participate in the Plan after the initial participation date described in Section 3.02 above, shall commence said participation on the January 1 as of which the Committee determines, in its sole discretion, that the Director has met all enrollment requirements set forth in Section 3.01 of this Plan, including returning all required documents to the Committee within the specified time period. Notwithstanding the foregoing, the Committee shall process the Participant=s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee.
     If a Director fails to meet all requirements contained in this Section 3 within the period required, the Director shall not be eligible to participate in the Plan during the Plan Year for which the election is made.
     3.04 Accounts. Company agrees to create a Deferred Compensation Account and a Stock Account as described in Section 4 below to be maintained on the books of Company in the name of each Participant.
     Section 4. Allocations to Account.
     4.01 Participant Contributions. Each Participant may defer all or any portion (subject to a minimum required deferral percentage of at least 25%) of his Director=s salary, retainer and fees that are earned for the year from any participating Company commencing after the date of said election as he may specify in written notice to the Company. Such amounts so deferred shall be paid only as provided in the Plan. Participant may change the amount of, or suspend, future deferrals with respect to the Director=s salary, fees and retainers earned for years commencing after the date of change or suspension as he may specify by written notice to the Company; provided such change is made prior to January 1 of the calendar year in which the amount to be deferred is earned.
     4.02 Contribution to Deferred Compensation and Stock Accounts. For each Participant electing to participate in this Plan, the Company for which the Participant has made a deferral election shall maintain a Deferred Compensation Account and a Stock Account. Each Participant shall be furnished with a quarterly statement of his Accounts.
          The deferred salary, retainers and fees of each Participant shall be credited as a dollar amount to the Participant=s Deferred Compensation Account on the date the amount would otherwise be paid to the Participant, and effective on and after July 1, 2008, shall be converted into actual Isabella common stock on each Valuation Date by (1) dividing the Deferred Compensation Account balance of each Participant by the total amount credited to all Deferred Compensation Accounts under the Plan as of the Valuation Date and then (2) multiplying this amount by the total number of shares of Isabella common stock purchased under the Plan as of said Valuation Date. The number of shares of stock for full shares so determined shall be credited to each Participant=s Stock Account, and the aggregate fair market value of the stock on said Valuation Date shall be charged to the Participant=s Deferred Compensation Account. Any credit balance remaining in the Participant=s Deferred Compensation Account after such charge shall remain in the Deferred Compensation Account until the next Valuation Date to be converted into additional shares of Isabella stock.
          Additional credits will be made to each Participant=s Deferred Compensation Account in dollar amounts equal to the cash dividends (or the fair market value of dividends paid in property) the Participant would have received from time to time had he been the owner on the record dates with respect to the stock, said credit to be based on the number of shares of Isabella common stock credited to his Stock Account on said dates. In the case of a stock dividend or stock split, additional credits will be made to each Participant=s Stock Account based on the number of full shares of Isabella common stock the Participant would have received had he been the owner on the record dates with respect to the number of shares of Isabella common stock credited to his Stock Account on said dates.
     Section 5. Vesting.
     Subject to satisfying the distribution events set forth in Section 6 below, Participant’s interest in his Deferred Compensation Account and his Stock Account shall be 100% vested and nonforfeitable at all times.
     Section 6. Commencement of Distribution.
     6.01 Distribution Dates. The manner and form in which distributions will be made from the Plan shall be determined in accordance with Section 7 below. No amount standing from time to time to the credit of the Participant in his Deferred Compensation Account or his Stock Account shall be assignable or alienable by Participant, nor may any such payment be used as collateral or in any other fashion by Participant prior to payment by the Company. Subject to Section 6.03 below, no amount standing from time to time to the credit of Participant in his Deferred Compensation Account or his Stock Account shall be payable to Participant (or to Participant=s Beneficiary) until the earliest of the following distribution dates:
(a)	Participant’s Normal Retirement Date;

(b)	Participant’s Disability Retirement Date;

(c)	Participant=s death;

(d)	an Unforeseeable Financial Emergency;

(e)	a Change of Control; or

(f)	Participant=s Severance From Service.
          6.02 Time of Distribution.
(a)	When the amounts credited to Participant=s Deferred Compensation Account and Stock Account become payable pursuant to Sections 6.01(a), (b), (c), (d) or (f) above, distribution of such benefit shall begin on the Payment Date, or as soon as administratively practicable thereafter, but in no event more than 30 days after the Payment Date.

(b)	When the amounts credited to a Participant’s Deferred Compensation Account become payable pursuant to Section 6.01(e) above, distribution of said benefit shall be made as set forth below.
(i)	Form of Payment. All payments shall consist of shares of Isabella common stock and shall be paid in one lump sum.

(ii)	Time of Payment. All payments shall be made not later than 75 days after the date on which the Change of Control event has occurred.

(iii)	Special Rule for Plan Termination. If the Plan is terminated during the 30-day period preceding the 12-month period following the occurrence of a Change of Control Event, then Plan benefit payments shall occur in accordance with Plan Section11(b).
(c)	Notwithstanding the foregoing, Participant may elect a delayed distribution date. The delayed distribution date may be a specific future date or the attainment of a specified age by the Participant (not to exceed the Participant=s attainment of age 75), so long as the election of the delayed distribution date:
(i)	does not take effect for at least twelve (12) months after the date on which the election is made;

(ii)	postpones the payment for a period of not less than five (5) years from the date the payment would otherwise have been made; and

(iii)	for a payment previously elected at a specified time or pursuant to a fixed schedule, the election to delay is requested at least twelve (12) months prior to the scheduled payment date in the most current election form on file with the Committee.
     6.03 Accelerating the Time of Payment. Notwithstanding the distribution dates set forth in Section 6.01 above, an early distribution of Isabella common stock may be made as soon as administratively possible after the occurrence of any of the following events in accordance with IRS Reg. 1.409A-3(j)(4) and subsequent guidance:
(a)	to fulfill the requirements of a domestic relations order;

(b)	as necessary to comply with a certificate of divestiture as defined in Code Section 1043(b)(2);

(c)	to make payment of certain employment and/or income taxes;

(d)	a de minimis cashout amount not exceeding the amount set forth in Code Section 402(g);

(e)	in accordance with an Unforeseeable Financial Emergency as described in Section 8 below; or

(f)	certain Plan terminations as described in Section 11 below.
In the case of an accelerated payment due to subsection 6.03(a) above, a payment under the Plan may be made to an individual other than the Participant to the extent necessary to fulfill the terms of a domestic relations order that is issued by a court of competent jurisdiction. The Plan’s rules regarding changes in the time and form of payment do not apply to changes in the time and form of payment that are required by such a domestic relations order, so long as the payment that is made pursuant to the domestic relations order will be made to the alternate payee who is named in the domestic relations order and not to the Participant. The Plan will make such a payment at the time and in the form specified in the domestic relations order. If the domestic relations order requires that the alternate payee be given an election as to the time and form of payment, the Plan will follow such an alternate payee’s election of a time and form of payment so long as the alternate payee makes said election in accordance with the Plan’s rules and procedures relating to time and form of payment elections. The Plan may make such a payment to someone other than a Participant pursuant to a domestic relations order only with regard to deferrals resulting from Compensation paid for services that were rendered after December 31, 2004, and investment gains and losses thereon. The Participant to whom the domestic relations order relates must pay to the Company whatever amount is charged by the Company for processing the domestic relations order and making the payment to someone other than the Participant. This payment to the Company cannot be deducted from the amount credited to the Participant’s Plan Account.
     6.04 Delaying Payments Under Certain Circumstances. A payment may be delayed in accordance with IRS Reg. 1.409A-2(b)(7) (and such other guidance published after the Effective Date) under the following circumstances as described in the Regulation:
(a)	Payments subject to Code Section 162(m) where the Company reasonably anticipates that its deduction with respect to such payment would be limited or eliminated by the application of Code Section 162(m).

(b)	Payments that would violate a loan covenant or similar contractual requirement of the Company, where such violation would cause material harm to the Company and the Company entered into the agreement or covenant for legitimate business reasons and not to avoid restrictions under Code Section 409A;

(c)	Payments that would violate Federal securities laws or other applicable laws; or

(d)	Such other events and conditions as permitted by applicable law.
     Any missed or delayed payments shall be made to the Participant (or to his Beneficiary) on the earliest date as of which the Company reasonably anticipates that the payment will not cause the harm to be avoided by the application of this Section 6.04.
     Section 7. Manner and Form of Distribution.
     7.01 Manner of Payment. Upon the occurrence of a Distribution Event, the Participant shall receive a distribution of Isabella common stock as described below.
(a)	The entire balance in his Deferred Compensation Account maintained with a participating Company, if any, remaining after the Final Valuation Date shall be converted to the extent possible into stock as set forth in Section 4.02 above and credited to the Participant=s Stock Account. The aggregate value thereof shall then be charged to the Participant=s Deferred Compensation Account. In the event a credit balance remains in the Participant=s Deferred Compensation Account after such charge, an additional amount shall be credited, as a Company contribution, to the

Participant=s Deferred Compensation Account, such additional contribution to equal the amount that, when added to the remaining credit balance prior to the contribution, is sufficient to convert the balance of the Deferred Compensation Account into a single share of stock as set forth in this Section 7.01(a). Said single share of stock shall then be credited to the Participant=s Stock Account and charged to the Participant=s Deferred Compensation Account as set forth in this Section 7.01(a). The Valuation Date for purposes of all conversions made under this Section 7.01(a) shall be the Participant=s Final Valuation Date.

(b)	Distribution of the balance in the Participant=s Stock Account maintained with the participating Company as of the date of the Distribution Event, shall be made in shares of Isabella common stock.

(c)	Notwithstanding any provision of the Plan to the contrary, no cash distribution shall be made either directly or indirectly from the Plan including, but not limited to, the Participant receiving cash from the Company by exercising a Aput option@ right, if any. Consequently, pursuant to the Plan there shall exist no liquidation feature of any kind on the part of any participating Company. Therefore, Participants shall have no mechanism other than the marketplace to ultimately sell their respective shares of Isabella common stock to obtain cash. A participating Company is under no obligation to, has no intention to, and shall not repurchase the Isabella shares earned under the Plan.
     7.02 Form of Distribution. Participant=s benefit payable from the Plan shall be distributed in common stock of Isabella in a single lump sum, unless (1) the Participant elects, on his initial election form, to receive his benefit in installments, or (2) the Participant changes his election of the form of distribution from a lump sum to installment payments of said stock, by submitting an amended election form to the Committee in accordance with the procedures set forth in Section 6.02 above; provided, however, payments of stock made pursuant to Section 6.01(e) shall be made in a single lump sum.
     Installment payments made under this Section 7.02 shall be equal annual installments payable over a period of ten (10), fifteen (15) or twenty (20) years, said installment payments to be treated as a single payment pursuant to IRS Reg. 1.409A-2(b)(2)(iii) and future guidance; provided, however, pursuant to IRS Reg. 1.409A-2(j)(1) and any other applicable law, if Participant dies before all installment payments have been made, all remaining payments shall be aggregated and distributed to Participant’s Beneficiary in a single payment of Isabella in common stock as set forth in Section 9.01 below. The installment payments to which the Participant would have been entitled during the first six (6) months following the date of his Severance From Service shall be aggregated and paid as of the first day of the seventh month following the date of his Severance From Service. The six (6) month postponement that is imposed by this Section 7.02 shall not apply to (1) a payment due pursuant to a domestic relations order; (2) a payment that is necessary to comply with a certificate of divestiture as defined in Code Section

1043(b)(2); or (3) a payment of employment taxes that is described in IRS Reg. 1.409A-3(h)(2)(v).
     Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the form of benefit payment under this Section 7.02 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to Treasury guidance or Regulations issued after the Effective Date.
     Section 8. Payout/Suspensions for Unforeseeable Financial Emergency.
(a)	If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to suspend deferrals to the extent deemed necessary by the Committee to satisfy the Unforeseeable Financial Emergency. If suspension of deferrals is not sufficient to satisfy the Participant=s Unforeseeable Financial Emergency, or if suspension of deferrals is not required under Code Section 409A and other applicable tax law, the Participant may further petition the Committee to receive a partial or full payout from the Plan. The Participant shall receive a payout from the Plan only to the extent such payout is deemed necessary by the Committee to satisfy the Participant=s Unforeseeable Financial Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

Deferrals made under the Plan may also be suspended if the Participant is required under IRS Regulation 1.401(k) — 1(d)(3) to cancel all deferral elections to be eligible to receive a hardship distribution under an arrangement subject to Code Section 401(k).

Any subsequent election to resume deferral elections under the Plan after the termination of a deferral election due to an Unforeseeable Emergency shall not be effective until January 1 of the Plan Year following the date of said election, provided the Participant reenrolls in the Plan in accordance with Section 3.02 above.

(b)	The payout for an Unforeseeable Financial Emergency shall not exceed the lesser of (i) the vested balance in the Participant=s Accounts, calculated as of the close of business on or about the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant=s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by suspension of deferrals under this Plan, if the Committee, in its sole discretion, determines that suspension is required by Code Section 409A and other applicable tax law.

(c)	If the Committee, in its sole discretion, approves a Participant=s petition for suspension, the Participant=s deferrals under this Plan shall be suspended as of the date of such approval. If the Committee, in its sole discretion, approves a Participant=s petition for suspension and payout, the Participant=s deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall receive a distribution from the Plan in a single payment of Isabella common stock within sixty (60) days of the date of such approval.

(d)	Notwithstanding the foregoing, the Committee shall interpret all provisions relating to suspension and/or payout under this Section 8 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to Treasury guidance and Regulations issued after the Effective Date.
     Section 9. Death Benefit.
     9.01 Beneficiary Designation. Participant may designate a Beneficiary to receive any benefit payable to Participant from this Plan in the event of Participant’s death prior to the complete distribution of benefits payable under the Plan. The benefit (or if applicable, the remaining benefit) shall be aggregated and distributed in a single payment of Isabella common stock.
     9.02 Payment of Death Benefit. The death benefit payable under the Plan shall be paid in accordance with the rules described in Section 9.02(a) through (e) below.
(a)	The designation of a Beneficiary shall be effective when made on a form supplied by the Committee, signed by Participant and actually received and approved in writing by the Committee.

(b)	No Beneficiary shall have any rights under this Plan until the death of Participant. Participant may revoke a Beneficiary designation at any time prior to Participant’s demise and designate an alternative death benefit Beneficiary. Participant may designate primary and contingent Beneficiaries. A contingent Beneficiary designation will become effective only after the death of any and all primary Beneficiaries.

(c)	If more than one Beneficiary is named in either category (primary or contingent), benefits will be paid according to the following rules:

(i)	Beneficiaries may be designated to share equally or to receive specific percentages of the amount distributed; and

(ii)	If a Beneficiary dies before Participant dies, only surviving Beneficiaries will be eligible to receive any benefits in the event of the death of the Participant. If more than two Beneficiaries are originally named to receive different percentages of the benefit, surviving Beneficiaries will share in the same proportion to each other as indicated in the original designation.
(d)	A person, trust, estate or any other legal entity may be designated as a Beneficiary.

(e)	If a Beneficiary has not been designated, or if a Beneficiary designation is ineffective for any reason, Participant’s estate shall be the Beneficiary.
     Section 10. Unsecured Unfunded Plan.
     Participant=s Deferred Compensation Account and Stock Account shall be bookkeeping accounts only, and Company shall not be required in any way to fund the Accounts. Company shall have no obligation to set aside, earmark, or entrust any fund, policy or money with which to pay its obligation under this Plan. Participant, or any successor in interest, shall be and remain a general creditor of Company with respect to amounts deferred under this Plan in the same manner as any other unsecured creditor who has a general claim for an unpaid liability. Company shall be the sole owner and beneficiary of any assets acquired for its general account under this Plan. Company shall not make any loans or extend credit to Participant, or any successor in interest, which shall be offset by benefits payable under this Plan.
     Notwithstanding the foregoing, Isabella may enter into a trust agreement (“Trust Agreement”), whereby Isabella may agree to contribute to a trust (“Trust”) sums for the purpose of accumulating assets to fund benefit payments to Participants under the Plan. Isabella may contribute amounts to the Trust from time to time as determined by Isabella’s Board of Directors. Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of Company in the event of insolvency.
     Section 11. Plan Amendment and Termination.
     Isabella may amend or terminate the Plan by action of its Board of Directors at any time in its sole discretion without the consent of Participant or his Beneficiary. No amendment or termination shall adversely affect the benefit to which Participant or his Beneficiary is entitled under the Plan prior to the date of such amendment or termination. In the event of Plan termination, all amounts credited to Participant’s Deferred Compensation Account and Stock

Account shall be paid after said Plan termination to Participant or his Beneficiary at the time and in the form set forth in Sections 6 and 7 above.
     In the event of Plan termination, all amounts credited to Plan Accounts shall be retained by the Company and paid pursuant to Participant elections that have been made in accordance with the Plan. Notwithstanding the foregoing, Plan Accounts shall be paid to Plan Participants on Plan termination if, and only if, at least one of the three circumstances described in (a), (b) and (c) below is true as to the Plan.
(a)	General Rule. Payment of all benefits shall occur on Plan termination if the Company meets all of the requirements listed in (1), (2), (3) and (4) below.
(1)	The Company and all participating Companies terminate and liquidate all Similar Arrangements with regard to which the Participant made deferrals if said Arrangements would be combined with the Plan under the plan aggregation rules of IRS Reg. 1.409A-1(c)(2). All such terminations shall be effective as of the effective date of the termination of this Plan. All liquidations under this Plan shall be distributed in one lump sum of Isabella common stock.

(2)	No payments in liquidation of the Plan (other than those otherwise payable under the terms of the Plan and all Similar Arrangements maintained by the Company and all participating Companies absent termination of the Plan and the Arrangements) are made within 12 months following the termination of the Plan and the Similar Arrangements, and all payments on liquidation of the Plan are completed within 24 months after the termination of the Plan and those Similar Arrangements.

(3)	The Company and all participating Companies do not adopt any new plan or arrangement that would be combined with the Plan under the plan aggregation rules of IRS Reg.1.409A-1(c)(2) for a period of three years following the date of Plan termination, if the same individual participated in both the Plan and the new arrangement at any time during said three-year period.

(4)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company or any of the participating Companies.

(b)	Change of Control Rule. If the Plan is terminated during the 30-day period preceding or the 12-month period following a Change of Control event, then (i) all Isabella common stock credited to the Participant’s Stock Account shall be distributed to Participant within this period in one lump sum, and (ii) the Company shall, within the period, also terminate all Similar Arrangements and pay in one lump sum all amounts credited to all accounts under all such Arrangements within said period. A Change of Control event shall have occurred for purposes of this Section 11(b), only if it has occurred as defined in Code Section 409A(a)(2)(v) and the related regulations.

(c)	Dissolution or Bankruptcy. The Plan may be terminated upon a dissolution of the Company that is taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 USC Section 503(b)(1)(A), provided that in either case the amounts deferred under the Plan are included in each of the respective Participant’s gross income by the latest of (1) the calendar year in which the Plan termination occurs, (2) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which the payment is administratively practicable.
     Section 12. Expenses.
     Company shall pay all costs, charges and expenses relating to the establishment and operation of the Plan.
     Section 13. Nonassignability.
     Except as provided in Section 6.03 above, the benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered or subject to any charge or legal process, and if any attempt is made to do so, or if a person eligible for any benefits becomes bankrupt, the interests under the Plan of the person affected may be terminated by the Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more dependents of such person or make any other disposition of such benefits that it deems appropriate.
     Section 14. Director/Employee Status.
     The Plan does not, and will not, give any Participant the right to continue as a Director or employee of a Company, nor will the Plan confer any right to any benefit under the Plan unless such right has specifically accrued under the terms of the Plan.

     Section 15. Administration.
     The Boards of Directors of the participating Companies shall appoint an impartial Administrative Committee consisting of individuals who are not participants in the Plan. The Administrative Committee shall have the sole and exclusive discretionary authority to construe and interpret the terms and provisions of this Plan, make factual determinations and decide all questions of eligibility and the amount and time of any benefit payment. Such interpretations shall be final and binding on all persons. No member of the Administrative Committee shall, in any event, be liable to any person for any action taken or omitted in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act be made in good faith. In no event, however, shall the provisions of Section 10 or any other provisions in this Plan prevent the Participant from seeking legal recourse for any claim he may have under this Plan.
     Benefits under the Plan shall be paid only if the Committee decides in its sole discretion that the Claimant is entitled to them. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable. It may delegate such ministerial functions as necessary for the operation of the Plan to its agents, including, but not limited to:
(a)	maintenance of rules determining eligibility for participation and benefits;

(b)	maintenance of records and bookkeeping, including but not limited to the amount payable by each participating Company to its respective Participants;

(c)	calculation and payment of benefits;

(d)	making recommendations to the Administrator with respect to Plan administration; and

(e)	establishing and carrying out a funding policy and method consistent with the objectives of the Plan.
     The Committee=s interpretations and determinations shall be final and binding on all persons and parties concerned. The Committee may make such provision to withhold any taxes which it is required to withhold from any applicable benefit payment. Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such payment.
     Section 16. Claims Procedure.
     16.01 Presentation of Claim. Any Claimant may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
     16.02 Notification of Decision. The Committee shall consider a Claimant=s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
(a)	that the Claimant=s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant=s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 16.03 below; and

(v)	a statement of the Claimant=s right to bring a civil action following an adverse benefit determination on review.
     16.03 Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant=s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant=s duly authorized representative):
(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.
     16.04 Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant=s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Claimant=s claim for benefits; and

(d)	a statement of the Claimant=s right to bring a civil action.
     16.05 Legal Action. A Claimant=s compliance with the foregoing provisions of this Section 16 is a mandatory prerequisite to a Claimant=s right to commence any legal action with respect to any claim for benefits under this Plan.
     Section 17. No Rights as a Shareholder.
     No Participant shall have any voting or other rights or privileges of a shareholder of Isabella common stock by reason of crediting shares of stock to the Participant=s Stock Account.
     Section 18. Legality of Issuance.
     No shares of Isabella common stock shall be issued under this Plan unless and until Isabella has determined that all applicable provisions of state and federal law have been satisfied.

     Section 19. Binding Effect.
     This Plan shall be binding upon and inure to the benefit of the parties to the Plan and upon the successors and assigns of each participating Company, and upon the heirs and legal representatives of the Participant.
     Section 20. Incompetency.
     If Company shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, a committee or other legal representative) may be paid to the spouse, a child, a parent, a brother or sister, or a custodian determined pursuant to the Uniform Gift to Minors Act, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment as the Company may determine. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.
     Section 21. Construction.
     This Plan shall be construed under the laws of the State of Michigan and Code Section 409A and the Treasury guidance and Regulations promulgated thereunder. The invalidity or unenforceability of any one or more provision of the Plan shall not affect the validity or enforceability of the Plan, which shall remain in full force and effect to the extent permitted by law. If any provisions of this Plan shall be held illegal or invalid for any reason, said legality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if said illegal and invalid provision had not been included in the Plan.

ISABELLA BANK CORPORATION

Dated:	, 2008	By:

Dennis P. Angner, President/CEO